As filed with the Securities and Exchange Commission on June 30, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under

the Securities Act of 1933

Energizer Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Missouri	36-4802442
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

533 Maryville University Drive

St. Louis, Missouri 63141

(Address of Principal Executive Offices)

ENERGIZER HOLDINGS INC. EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Brian K. Hamm

Vice President and Chief Financial Officer

533 Maryville University Drive

St. Louis, Missouri 63141

(314) 985-2000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $.01 per share	10,000,000	$33.75	$337,500,000	$39,217.50

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Common Stock, par value $.01 per share (“Common Stock”), of Energizer Holdings., Inc., a Missouri corporation (the “Registrant”), which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.
(2)	Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, on the average of the high and low “when-issued” price as reported on the New York Stock Exchange on June 23, 2015.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated herein by reference (except for any portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission):

(a) The Registrant’s Registration Statement on Form 10, as amended, declared effective on June 1, 2015 (File No. 001-36837), including the Description of Capital Stock provided under the heading “Description of New Energizer Capital Stock” in the information statement attached as Exhibit 99.1 to the Company’s Form 10, together with any amendment or report filed with the Commission for the purpose of updating such description; and

(b) The Registrant’s Current Reports on Form 8-K filed with the Commission on June 2, 2015 (Film No. 15905378), June 29, 2015 and June 30, 2015.

All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K or otherwise, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of Common Stock offered hereby has been passed upon by Mark S. LaVigne, Esq., Vice President, Chief Operating Officer and Secretary of the Registrant. Mr. LaVigne is Vice President and General Counsel of Energizer Holdings, Inc. (“Parent”), currently beneficially owns shares of Common Stock of Parent and has been awarded restricted stock equivalent units convertible into shares of Common Stock of Parent that will convert into equity awards of the Registrant and is an officer of the Registrant. Following the spin-off of the

Registrant from Parent, Mr. LaVigne will be employed by the Registrant, eligible to participate in the Equity Incentive Plan, will beneficially own shares of the Registrant’s Common Stock and may be awarded options to purchase shares of the Registrant’s Common Stock and restricted stock equivalent units convertible into shares of the Registrant’s Common Stock.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s amended and restated articles of incorporation provides that the Registrant will indemnify each person (other than a party plaintiff suing on his or her own behalf or in the right of the Registrant) who at any time is serving or has served as a director, officer or employee of the Registrant against any claim, liability or expense incurred as a result of such service, or as a result of any other service on behalf of New Energizer, or service at the request of the Registrant (which request need not be in writing) as a director, officer, employee, member or agent of another corporation, partnership, joint venture, trust, trade or industry association, or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law unless the conduct of such person underlying the proceeding in question has been finally adjudicated to have been knowingly fraudulent, deliberately dishonest or to constitute willful misconduct, or unless the Registrant is otherwise prohibited by law from providing such indemnification. Without limiting the generality of the foregoing, the Registrant will indemnify any such person (other than a party plaintiff suing on his or her behalf or in the right of the Registrant) who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Registrant) by reason of such service or any service on behalf of the Registrant while also serving as a director, officer or employee against expenses (including, without limitation, costs of investigation and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. The Registrant’s amended and restated articles of incorporation expressly authorize us to carry directors’ and officers’ insurance to protect the Registrant, its directors, officers, employees or agents for some liabilities.

Directors, officers and employees of the Registrant will be permitted to rely on the indemnification rights set forth in the amended and restated articles of incorporation as a binding contract with the Registrant. The Registrant will also enter into indemnification agreements with its directors, pursuant to which the Registrant will agree to indemnify its directors to the full extent authorized or permitted by Missouri law insofar as the underlying matter, liability or expense relates to such director by reason of the fact that such person is, was or at any time becomes a director, officer, employee or agent of the Registrant, or is or was serving or at any time serves at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The agreements will also provide for the advancement of expenses of investigating, prosecuting, preparing to defend, defending or preparing to serve and serving as a witness in any civil arbitrative, administrative, investigative or criminal action, claim, suit or proceeding against the Registrant’s directors and for repayment of such expenses by the director if it is ultimately judicially determined that the director is not entitled to such indemnification.

Missouri law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties as directors subject to specified exceptions. The Registrant’s amended and restated articles of incorporation include such an exculpation provision.

The foregoing represents a summary of the general effect of the indemnification provisions of the Missouri law, the Registrant’s amended and restated articles of incorporation and such agreements and insurance. Additional information regarding indemnification of directors and officers can be found in Section 351.355 of the Missouri General Business and Corporation Law, the Registrant’s amended and restated articles of incorporation and any pertinent agreements.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Town and Country, State of Missouri on June 30, 2015.

ENERGIZER HOLDINGS, INC.

By:	/s/ Alan R. Hoskins
Name:	Alan R. Hoskins
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on June 30, 2015.

Signature	Title

/s/ Alan R. Hoskins	Chief Executive Officer and President, Director
Alan R. Hoskins	(Principal Executive Officer)

/s/ Brian K. Hamm	Vice President and Chief Financial Officer, Director
Brian K. Hamm	(Principal Financial Officer and Principal Accounting Officer)

/s/ Mark S. LaVigne	Vice President, Chief Operating Officer and Secretary, Director
Mark S. LaVigne

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of Energizer Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K (File No. 001-36837) filed June 30, 2015).

4.2	Amended and Restated Bylaws of Energizer Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K (File No. 001-36837) filed June 30, 2015).

4.3	Energizer Holdings, Inc. Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K (File No. 001-36837) filed June 30, 2015).

5.1	Opinion of Mark S. LaVigne, Esq., Vice President, Chief Operating Officer and Secretary of Energizer SpinCo, Inc.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Mark S. LaVigne, Esq., Vice President, Chief Operating Officer and Secretary of Energizer SpinCo, Inc. (included in Exhibit 5.1).